Exhibit 5.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement of Canadian Pacific Railway Company on Form F-9 of our report dated February 24, 2011, to the shareholders of Canadian Pacific Railway Limited, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Canadian Pacific Railway Limited's Annual Report on Form 40-F for the year ended December 31, 2010. We also consent to the reference to us under the heading "Interest of Experts" in the Preliminary Short Form Base Shelf Prospectus contained in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Calgary, Canada
June 20, 2011

PricewaterhouseCoopers LLP
1115 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P5L3
T +1 403 509 7500, F. +1 403 7811825, www pwc com/ca

"PwC" refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.